                                   Exhibit 4.3

                         AMCAST INDUSTRIAL CORPORATION
                                 NOTE AGREEMENT

                         Dated as of September 1, 1989

                       Re: $10,000,000 9.0% Senior Notes
                             Due September 15, 1999

                               TABLE OF CONTENTS

Section                     Heading                                    Page

1.      DESCRIPTION OF NOTES AND COMMITMENT..............................1

        1.1.    Description of Notes.....................................1
        1.2.    Commitment; Closing Date.................................1

2.      PREPAYMENT OF NOTES..............................................2

        2.1.    Required Prepayments.....................................2
        2.2.    Optional Prepayments.....................................2
        2.3.    Prepayment on Failure of Holders to Grant
                  Certain Consents.......................................2
        2.4.    Notice of Optional Prepayment............................3
        2.5.    Surrender of Notes on Prepayment or Exchange.............3
        2.6.    Direct Payment...........................................3
        2.7.    Allocation of Payments...................................4
        2.8.    Payments Due on Saturdays, Sundays and
                  Holidays...............................................4

3.      REPRESENTATIONS..................................................4

        3.1.    Representations of the Company...........................4
        3.2.    Representations of the Purchaser........................11

4.      CLOSING CONDITIONS..............................................11

        4.1.    Representations and Warranties..........................11
        4.2.    Legal Opinions .........................................12
        4.3.    Events of Default ......................................12
        4.4.    Legality of Investment .................................12
        4.5.    Proceedings and Documents ..............................12
        4.6.    Waiver of Conditions ...................................12

5.      INTERPRETATION OF AGREEMENT ....................................12

        5.1.    Certain Terms Defined ..................................12
        5.2.    Accounting Principles ..................................17
        5.3.    Valuation Principles ...................................18
        5.4.    Direct or Indirect Actions .............................18

6.      COMPANY COVENANTS ..............................................18

        6.1.    Corporate Existence ....................................18
        6.2.    Insurance ..............................................19
        6.3.    Taxes, Claims for Labor and Materials ..................19
        6.4.    Maintenance of Properties ..............................20

   Section                  Heading                                   Page
        6.5.    Change in Business .....................................20
        6.6.    Consolidated Adjusted Net Worth ........................20
        6.7.    Current Ratio ..........................................20
        6.8.    Limitations on Indebtedness ............................20
        6.9.    Limitation on Liens ....................................21
        6.10.   Restricted Payments ....................................22
        6.11.   Sale of Assets .........................................23
        6.12.   Merger .................................................24
        6.13.   Disposition of Stock of Subsidiaries ...................25
        6.14.   Maintenance of Records .................................25
        6.15.   Financial Information and Reports ......................25
        6.16.   Inspection of Properties and Records ...................27
        6.17.   Dealings with Affiliates ...............................28
        6.18.   ERISA ..................................................28
        6.19.   Compliance with Laws ...................................29
        6.20.   Consolidated Tax Returns ...............................29
        6.21.   Acquisition of Notes ...................................29

7.      EVENTS OF DEFAULT AND REMEDIES THEREFOR ........................30

        7.1.    Nature of Events .......................................30
        7.2.    Remedies on Default ....................................31
        7.3.    Annulment of Acceleration of Notes .....................32
        7.4.    Other Remedies . .......................................32
        7.5.    Conduct No Waiver ......................................32
        7.6.    Remedies Cumulative ....................................32
        7.7.    Notice of Default ......................................32

8.      AMENDMENTS,WAIVERS AND CONSENTS ................................33

        8.1.    Matters Subject to Modification ........................33
        8.2.    Solicitation of Holders of Notes .......................33
        8.3.    Binding Effect .........................................34

9.      FORM OF NOTES, REGISTRATION, TRANSFER, EXCHANGE AND
        REPLACEMENT ....................................................34

        9.1.    Form of Notes ..........................................34
        9.2.    Note Register ..........................................34
        9.3.    Issuance of New Notes upon Exchange or
                Transfer ...............................................34
        9.4.    Replacement of Notes ...................................34


Section                        Heading                              Page
10.     MISCELLANEOUS ..................................................35

        10.1.   Expenses ...............................................35
        10.2.   Notices ................................................35
        10.3.   Reproduction of Documents ..............................35
        10.4.   Successors and Assigns .................................36
        10.5.   Law Governing ..........................................36
        10.6.   Headings ...............................................36
        10.7.   Counterparts . . . . ...................................36
        10.8.   Reliance on and Survival of Provisions .................36
        10.9.   Integration and Severability ...........................36

Signature Page .........................................................37

ATTACHMENTS TO NOTE AGREEMENT:

SCHEDULE I      -       Name and Address of Purchaser

SCHEDULE II     -       Certain Employee Benefit Plans

EXHIBIT A       -       Form of 9.0% Senior Note due September 15, 1999

EXHIBIT B       -       Description of Closing Opinions of Special
                         Counsel and Counsel to the Company

ANNEX I         -       List of the Company and its Subsidiaries

ANNEX II        -       Description of Liens Securing Indebtedness

ANNEX III       -       Description of Pending Environmental Matters

                         AMCAST INDUSTRIAL CORPORATION

                                 NOTE AGREEMENT

                       Re: $10,000,000 9.0% Senior Notes
                             Due September 15, 1999

                                                   Dated as of September 1, 1989

Principal Mutual Life Insurance Company
711 High Street
Des Moines, Iowa 50309
Attention: Investment Department,
           Securities Division

Ladies and Gentlemen:

     AMCAST INDUSTRIAL CORPORATION, an Ohio corporation (the "Company"), hereby agrees with you as follows:

SECTION 1. DESCRIPTION OF NOTES AND COMMITMENT.

     Section 1.1. Description of Notes. The Company will authorize the Issuance of $10,000,000 aggregate principal amount of its 9.0% Senior Notes (the "Notes"), to mature September 15, 1999, to be dated the date of issuance, to bear interest from the date thereof at the rate of 9.0% per annum prior to maturity, such interest being payable quarterly on the fifteenth day of September, December, March and June of each year, commencing with the first such date after issue, to be substantially in the form attached hereto as Exhibit A and to have the other terms and provisions hereinafter set forth. The term "Notes" as used herein shall include each Note delivered pursuant to this Note Agreement (the "Agreement") and each Note delivered in substitution or exchange therefor and, where applicable, shall include the singular number as well as the plural. Any reference to you in this Agreement shall in all instances be deemed to include any nominee of yours or any separate account or other person on whose behalf you are purchasing Notes. You are sometimes referred to herein as the "Purchaser."

     Section 1.2. Commitment; Closing Date. Subject to the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, the Company agrees to issue and sell to you, and you agree to purchase from the Company, Notes in the aggregate principal amount of $10,000,000 at a price of 100% of the principal amount thereof.

     Delivery of and payment for the Notes shall be made at the offices of Chapman and Cutler, 111 West Monroe Street, Chicago, Illinois 60603, at 9:00 a.m., Chicago, Illinois time on September 15, 1989, or such other date as shall be mutually agreed upon (the "Closing Date"). The Notes will be delivered to you in the form of two

Notes in fully registered form, issued in your name or in the name of your nominee and in the principal amount specified in Schedule I. Delivery of the Notes to you on the Closing Date shall be against payment of the purchase price thereof in Federal Funds or other immediately available funds in U.S. dollars transmitted to Bank One, Dayton, N.A. for deposit in the Company's General Account No.905-668-880. If on the Closing Date the Company shall fail to tender the Notes to you, you shall be relieved of all remaining obligations under this Agreement. Nothing in the preceding sentence shall relieve the Company of any liability occasioned by such failure to deliver the Notes.

SECTION 2. PREPAYMENT OF NOTES.

        Section 2.1. Required Prepayments. (a) In addition to payment of all outstanding principal of the Notes at maturity and regardless of the amount of Notes which may be outstanding from time to time, the Company will prepay, and there shall become due and payable, on September 15 in each year, commencing September 15, 1990 and ending September 15, 1998, both inclusive (herein called "Fixed Payment Dates"), $1,500,000, in the case of the Fixed Payment Dates in 1990 and 1991, or $875,000, in the case of each Fixed Payment Date thereafter, or such lesser amount, in any such case, as shall constitute payment in full of the Notes. Each such prepayment shall be at a price of 100% of the principal amount prepaid, together with interest accrued thereon to the date of prepayment without premium.

        (b) Any prepayment of the Notes pursuant to the provisions of Section
2.2 shall be credited against the obligations of the Company to make payment at maturity and the prepayments required on the Notes in accordance with the terms of this Section 2.1 in the inverse order of maturity. If and to the extent that any prepayment of the Notes pursuant to the provisions of Section 2.3 does not result in the prepayment of all Notes, the prepayments required to be made pursuant to the provisions of this Section 2.1 shall be reduced by an amount that bears the same relationship to the amount of the prepayment required by this Section 2.1 immediately prior to such partial prepayment as the amount of such partial prepayment pursuant to Section 2.3 bears to the principal amount of Notes outstanding immediately preceding such partial prepayment.

        Section 2.2. Optional Prepayments. (a) Upon notice as provided in
Section 2.4, the Company may prepay the Notes, in whole or in part, at any time and from time to time, on any regular interest payment date from and after September 15, 1990, in multiples of $100,000. Each such prepayment shall be at a price of 100% of the principal amount prepaid, together with interest accrued thereon to the date of prepayment, together with the Primary Make Whole Premium Amount, if any.

        (b) Except as provided in this Section 2.2 and Section 2.3 the Notes shall not be prepayable in whole or in part at the option of the Company.

        Section 2.3. Prepayment on Failure of Holders to Grant Certain Consents. In the event the Company shall request the holders of the Notes to consent to a merger, acquisition, investment, corporate reorganization, sale of assets, recapitalization or other material transaction not otherwise permitted pursuant to the provisions hereof (a "Prohibited Transaction") and the holder or holders of less than

66-2/3% in aggregate principal amount of the Notes shall, within 30 days from the date of such request, have consented in writing to such Prohibited Transaction, the Company may, within 150 days from the date of such request and substantially concurrently with the consummation of such Prohibited Transaction, prepay all (but not less than all) Notes held by each holder which has failed or refused to consent to such transaction by prepayment of the principal amount thereof and accrued interest thereon to the date of such prepayment together with the Alternative Make Whole Premium Amount. Notice of prepayment having been so given, the aggregate principal amount of the Notes specified in such notice, together with accrued interest thereon and the Alternative Make Whole Premium Amount, if any, shall become due and payable on the designated prepayment date.

        Section 2.4. Notice of Optional Prepayment. The Company shall give notice of any optional prepayment of the Notes under Sections 2.2 or 2.3 to each holder of the Notes to be prepaid not less than 30 days nor more than 60 days before the date fixed for such optional prepayment, specifying (i) such date,
(ii) the section of this Agreement under which prepayment is to be made, (iii) the principal amount of such holder's Notes to be prepaid on such date and (iv) accrued interest applicable to such prepayment. Notice of prepayment having been so given, the aggregate principal amount of the Notes specified in such notice, together with the premium, if any, and accrued interest thereon shall become due and payable on the prepayment date. A computation of the amount, if any, of any premium payable in connection with a prepayment shall be furnished to the holders of the Notes to be prepaid as soon as practicable after determination of such premium and, in all events, not less than three business days prior to the date of such prepayment.

        Section 2.5. Surrender of Notes on Prepayment or Exchange. Subject to
Section 2.6, upon any partial prepayment of a Note pursuant to this Section 2 or partial exchange of a Note pursuant to Section 9.3, such Note may, at the option of the holder thereof, (i) be surrendered to the Company pursuant to Section 9.3 hereof in exchange for a new Note equal to the principal amount remaining unpaid on the surrendered Note, or (ii) be made available to the Company for notation thereon of the portion of the principal so prepaid or exchanged. In case the entire principal amount of any Note is prepaid or exchanged, such Note shall be surrendered to the Company for cancellation and shall not be reissued, and no Note shall be issued in lieu of such Note.

        Section 2.6. Direct Payment. Notwithstanding anything to the contrary in this Agreement or the Notes, in the case of any Note owned by the Purchaser or its nominee or owned by any other Institutional Holder who has given written notice to the Company requesting that the provisions of this Section shall apply, the Company will promptly and punctually pay when due the principal thereof and premium, if any, and interest thereon, without any presentment thereof directly to the Purchaser or such subsequent holder at the address of the Purchaser set forth in Schedule I or at such other address as the Purchaser or such subsequent holder may from time to time designate in writing to the Company or, if a bank account is designated for the Purchaser on Schedule I hereto or in any written notice to the Company from the Purchaser or any such subsequent holder, the Company will make such payments In Immediately available funds to such bank account, marked for attention as indicated, or In such other manner or to such other account of the Purchaser or such holder in any bank in the United States as the Purchaser or any such subsequent holder may from time to time direct in writing. The holder of any Notes agrees that in the event it shall sell or transfer any such Notes (i) it will, prior to the delivery of such Notes (unless it has already done so), make a notation thereon of all principal, if any, prepaid on such Notes and will also note thereon the date to which interest has been paid on such Notes, and (ii) it will promptly notify the Company of the name and address of the transferee of any Notes so transferred. With respect to Notes to which this Section applies, the Company shall be entitled to presume conclusively that the original or such subsequent institutional holder as shall have requested the provisions hereof to apply to its Notes remains the holder of such Notes until (y) the Company shall have received notice of the transfer of such Notes, and of the name and address of the transferee, or (z) such Notes shall have been presented to the Company as evidence of the transfer.

        Section 2.7. Allocation of Payments. If there is more than one holder of the Notes and if less than the entire principal amount of all the Notes outstanding is to be prepaid pursuant to the provisions of Sections 2.1 or 2.2, the Company will prorate the aggregate principal amount to be paid among the outstanding Notes in proportion to the unpaid principal amounts thereof and, to the extent that any such proportionate allocation shall not result in an even multiple of $1,000, adjustment shall be made in the proportionate payments to the nearest even multiple of $1,000. Partial prepayments pursuant to the provisions of Section 2.3 shall be allocated as therein provided.

        Section 2.8. Payments Due on Saturdays, Sundays and Holidays. In any case where the date of any required payment or prepayment of the Notes or any interest payment date on the Notes or the date fixed for any other payment of any Note or exchange of any Note shall be on a Saturday, Sunday or a legal holiday or a day on which banking institutions are authorized by law to close in Des Moines, Iowa or New York, New York, then such payment, prepayment or exchange need not be made on such date but may be made on the next succeeding business day not a Saturday, Sunday or a legal holiday or a day upon which banking institutions are authorized by law to close in Des Moines, Iowa or New York, New York, with the same force and effect as if made on the due date.

SECTION 3. REPRESENTATIONS.

        Section 3.1. Representations of the Company. As an Inducement to, and as part of the consideration for your purchase of the Notes pursuant to this Agreement, the Company hereby represents and warrants to you as follows:

                (a) Corporate Organization and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, has full corporate power and authority to conduct the business now being conducted by it, to enter into the Agreement and to issue and sell the Notes as contemplated in the Agreement.

                (b) Qualification to Do Business. The Company is duly licensed or qualified and in good standing (or, as provided on Annex I hereto, is in the process of becoming duly licensed or qualified and in good standing) as a foreign corporation authorized to do business in each jurisdiction where the failure to so qualify might have a material adverse effect on the business or financial condition of the Company or its ability to perform its obligations hereunder or under the Notes. A list of those jurisdictions wherein the Company is qualified to do business is attached hereto as Annex I.

        (c) Subsidiaries. The Company has no Subsidiaries, as defined in Section 5.1, except those listed in Annex I hereto which correctly sets forth the percentage of the outstanding capital stock or equivalent interest of each Subsidiary which is owned, of record or beneficially, by the Company and/or one or more Subsidiaries. Each Subsidiary has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization (or, as provided on Annex I hereto, is in the process of becoming in good standing under said laws) and is duly licensed or qualified in each other jurisdiction where the failure to so qualify might have a material adverse effect on the business or financial condition of the Company and its Subsidiaries, taken as a whole, or the ability of the Company to perform its obligations hereunder or under the Notes. A list of those jurisdictions wherein each Subsidiary is qualified to do business is attached hereto as Annex
I. Each Subsidiary has full corporate power and authority to own its properties and to carry on its business as now conducted. The Company and/or one or more Subsidiaries have good and marketable title to all of the shares it purports to own of the capital stock of each Subsidiary, free and clear in each case of any lien or encumbrance, and all such shares have been duly issued and are fully paid and nonassessable.

        (d) Financial Statements. The consolidated statements of financial condition of the Company and its Subsidiaries as of August 31, 1984, 1985, 1986, 1987, and 1988, and the related consolidated statements of operations, shareholders' equity and changes in financial position or cash flows, for the fiscal years ended on said dates, reported on by the Company's independent public accountants, copies of which have heretofore been delivered to you, were prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved (except as otherwise noted therein) and present fairly the consolidated financial position and results of operations of the Company and its Subsidiaries for and as of the end of each of such fiscal years. The unaudited interim consolidated statements of financial condition as of May 29, 1988 and May 28, 1989, and the unaudited consolidated statements of operations and shareholders' equity of the Company and its Subsidiaries for the periods then ended, copies of which have heretofore been delivered to you, have been prepared in accordance with generally accepted accounting principles and present fairly the consolidated financial condition of the Company and its Subsidiaries as of said dates and the results of their operations for the periods then ended, subject to year-end audit adjustments.

        (e) No Contingent Liabilities or Adverse Changes. As of the date hereof, neither the Company nor any of its Subsidiaries has any contingent liabilities which are material to the Company and its Subsidiaries, taken as a whole, other than as indicated in the financial statements (including the notes thereto) described In the foregoing Paragraph (d), and since May 28, 1989, there have been no material adverse changes in the condition, financial or otherwise, of the Company and its Subsidiaries, taken as a whole, nor have there been any material changes to the Company and its Subsidiaries, taken as a whole, except those occurring in the ordinary course of business (other than the disposition of the assets of the Cast Products Group as described in Section 3.1(i) hereof).

        (f) No Pending Litigation or Proceedings. There are no actions, suits or proceedings pending or, to the best of the Company's knowledge after due inquiry, threatened against or affecting the Company or any of its Subsidiaries, at law or in equity or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which are reasonably likely to result, either individually or collectively, in any material adverse change in the business, properties, operations or condition, financial or otherwise, of the Company and its Subsidiaries, taken as a whole.

        (g) Compliance With Law. (i) Neither the Company nor any of its Subsidiaries is: (x) in default with respect to any order, writ, injunction or decree of any court to which it is a named party or (y) in default under any law, rule or regulation relating to its respective business, the sanctions and penalties resulting from which defaults described in clauses (x) and (y) would have a material adverse effect on the business, properties, operations, assets or condition, financial or otherwise, of the Company and its Subsidiaries, taken as a whole.

        (ii) Neither the Company nor any Subsidiary is a "national" of a "designated foreign country" (or a Person defined as a "designated foreign country") within the definitions in the Foreign or Cuban Assets Control of the United States Treasury Department, 31 C.F.R. Chapter V, as amended, or any regulation or ruling issued thereunder. Neither the Company nor any Subsidiary is a "national" of any foreign country subject to any restriction under Presidential Executive Orders Nos. 8389 or 9193, as amended, or the regulations issued thereunder, as amended.

        (h) Pension Reform Act or 1974. Based upon your representations in
Section 3.2 of this Agreement, neither the purchase of the Notes by you nor the consummation of any of the other transactions contemplated by this Agreement is or will constitute a "prohibited transaction" within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), or Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The Internal Revenue Service has issued, or has been requested to issue on a timely basis, a determination that each "pension benefit plan" as defined in Section 3 of ERISA, sponsored by the Company or any Subsidiary ("Plans") except for those plans which are unfunded and maintained primarily for the purposes of providing deferred compensation for a select group of management or highly compensated employees, is qualified under Section 401(a) and related provisions of the Code, as amended by ERISA, and that each related trust or custodial account is exempt from taxation under Section 501(a) of the Code. All Plans of the Company or any Subsidiary comply in all material respects with ERISA and other applicable laws. There exist with respect to the Company or any Subsidiary no "multi-employer plans," as defined in the Multi-employer Pension Plan Amendments Act of 1980, for which a material withdrawal or termination liability may be incurred. There exist with respect to all Plans or trusts established or maintained by the Company or any Subsidiary
(i) no material accumulated funding deficiency within the meaning of ERISA, (ii) no termination of any Plan or trust which would result in an acceleration of any material liability to the Pension Benefit Guaranty Corporation ("PBGC") or any "reportable event," as that term is defined in ERISA, which is likely to constitute grounds for termination of any Plan or trust by the PBGC, and (iii) no "prohibited transaction," as that term is defined in ERISA, which is likely to subject any Plan, trust or party dealing with any such Plan or trust to any material tax or penalty on prohibited transactions imposed by Section 4975 of the Code.

        (i) Title to Properties. Except as disclosed in the latest audited consolidated financial statements (including the notes thereto) referred to in Paragraph (d) above, the Company and its Subsidiaries each have (i) good title to all the real property owned by it and (ii) good title to all the other property reflected in the most recent balance sheet or subsequently acquired by it (except as sold or otherwise disposed of in the ordinary course of business and except for the sale by the Company to Advanced Cast Products, Inc. on September 8, 1989 of the Company's plants located in Meadville, Pennsylvania, Easton, Massachusetts and Ironton, Ohio (collectively, the "Cast Products Group"), in each case free from all liens, charges, and encumbrances of any kind, except (x) those securing Indebtedness of the Company or a Subsidiary, which are listed in Annex II hereto or otherwise permitted by this Agreement and
(y) other liens, charges and encumbrances that, in the aggregate, do not materially detract from the value of said properties or materially impair their use in the operation of the business of the Company or any of its Subsidiaries.

        (j) Leases. The Company and each Subsidiary enjoy peaceful and undisturbed possession under all material leases under which the Company or such Subsidiary is a lessee or is operating. None of such leases contains any unusual or burdensome provision which might materially and adversely affect the operation or use of the property so leased. All of such leases are valid and subsisting and neither the Company nor any Subsidiary is in default under any of such leases.

        (k) Franchises, Patents, Trademarks and Other Rights. The Company and each Subsidiary have all material franchises, permits, licenses and other authority as are necessary to enable them to conduct their respective businesses as now being conducted and as proposed to be conducted, and none of them is in default under any of such franchises, permits, licenses or other authority which are material to the business, properties, operations or condition, financial or otherwise, of the Company and its Subsidiaries, taken as a whole. The Company and each Subsidiary own or possess all patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect to the foregoing necessary for the present conduct of their businesses, without any known conflict with the rights of others which might result in any material adverse change in the business, properties, operations or condition, financial or otherwise, of the Company and its Subsidiaries, taken as a whole.

        (l) Status of Notes and Sale of Notes. The Notes constitute the legal, valid and binding obligations of the Company, enforceable in accordance with their terms, subject to usual equitable principles and except as limited by bankruptcy, moratorium, insolvency or similar laws of general application affecting the enforcement of creditors' rights. The sale of the Notes and compliance by the Company with all of the provisions of this Agreement and of the Notes (i) are within the corporate powers of the Company, (ii) have been duly authorized by proper corporate action and (iii) are legal and will not result in any breach of any of the provisions of, or constitute a default under, or result in the creation of any lien or encumbrance upon any property of the Company or any Subsidiary under the provisions of, any charter instrument, by-law, loan agreement or other agreement or instrument to which the Company or any Subsidiary is a party or by which any of them may be bound.

        (m) No Defaults. No event has occurred and no condition exists which, upon the issuance of the Notes, would constitute an Event of Default, or with the lapse of time or the giving of notice or both would become an Event of Default, under this Agreement. Neither the Company nor any Subsidiary is in default under any charter instrument, by-law, or loan agreement to which it is a party or by which it may be bound, or under any other agreement or instrument to which it is a party or by which it may be bound which is material to the business, properties, operations or condition, financial or otherwise, of the Company and its Subsidiaries, taken as a whole.

        (n) Governmental Consent. Neither the nature of the Company or any of its Subsidiaries, their business or property, nor any relationship between the Company or any of its Subsidiaries and any other person, nor any circumstances in connection with the offer, issue, sale or delivery of the Notes is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any governmental authority on the part of the Company in connection with the execution and delivery of this Agreement or the offer, issue, sale or delivery of the Notes. In making the representations contained in this Section 3.1(n), the Company is relying, to the extent appropriate, upon the representations of the Purchaser made in Section 3.2 hereof.

        (o) Taxes. (i) Except with respect to the filing of certain returns and the payment of certain amounts (not exceeding $2,000 in the aggregate) described on Annex I hereto, all tax returns required to be filed by the Company or any Subsidiary in any jurisdiction have in fact been filed, and all taxes, assessments, fees and other governmental charges upon the Company or any Subsidiary, or upon any of their respective properties, income or franchises, which are due and payable, have been paid or are being contested in good faith by appropriate proceedings. Neither the Company nor any Subsidiary knows of any proposed additional tax assessment against it nor of any basis for one which would have a materially adverse effect on the Company and its Subsidiaries, taken as a whole.

        (ii) The respective Federal Income tax liabilities of the Company and its Subsidiaries have been finally determined by the Internal Revenue Service and satisfied for all taxable years to and including the taxable year ended

August 31, 1981. The provisions for taxes on the books of the Company and each Subsidiary are adequate for all open years and for the current fiscal period.

        (p) Status under Certain Statutes. Neither the Company nor any Subsidiary is: (i) a "public utility company" or a "holding company," or an "affiliate" or a "subsidiary company" of a "holding company," or an "affiliate" of such a "subsidiary company," as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, or (ii) a "public utility" as defined in the Federal Power Act, as amended, or (iii) an "investment company" or an "affiliated person" thereof or an "affiliated person" of any such "affiliated person," as such terms are defined in the Investment Company Act of 1940, as amended.

        (q) Private Offering. Neither the Company, directly or indirectly, nor Shea Paschall & Powell (the only Person authorized or employed by the Company as agent, broker, dealer or otherwise in connection with the offering of the Notes or any similar security of the Company) has offered any of the Notes or any similar security of the Company for sale to, or solicited offers to buy any thereof from, or otherwise approached or negotiated with respect thereto with, any prospective purchaser, other than the Purchaser. The Company agrees that neither the Company, directly or indirectly, nor anyone acting on its authorization will offer the Notes or any part thereof or any similar securities for issue or sale to, or solicit any offer to acquire any of the same from, anyone so as to bring the issuance and sale of the Notes within the provisions of Section 5 of the Securities Act of 1933, as amended.

        (r) Burdensome Restrictions. Neither the Company nor any Subsidiary is bound by any agreement or instrument or subject to any charter or other corporate restriction which materially adversely affects the business, properties, operations, or condition, financial or otherwise of the Company and its Subsidiaries, taken as a whole.

        (s) Use of Proceeds. The Company will apply the proceeds from the sale of the Notes to forecasted capital expenditures for the Company's fiscal year ending August 31, 1990, working capital purposes, and for other general corporate purposes. None of the transactions contemplated in this Agreement (including, without limitation thereof, the use of the proceeds from the sale of the Notes) will violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including, without limitation, Regulations G, T and X of the Board of Governors of the Federal Reserve System (12 C.F.R., Chapter II). Neither the Company nor any Subsidiary owns or intends to carry or purchase any "margin stock" within the meaning of Regulation G, and none of the proceeds from the sale of the Notes will be used to purchase or carry or refinance any borrowing the proceeds of which were used to purchase or carry any "security" within the meaning of the Securities Exchange Act of 1934, as amended.

        (t) Condition of Property. With the exception of the Company's facilities located In Columbia, Louisiana and Meridian, Mississippi, each of which has been closed by the Company for at least two years, and which, on the date hereof, the Company is in the process of selling or otherwise disposing of, all of the facilities of the Company and each of its Subsidiaries are in sound operating condition and repair except for facilities being repaired in the ordinary course of business.

        (u) Books and Records. The Company and each of its Subsidiaries maintain books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of their respective assets, and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary (x) to permit preparation of financial statements in accordance with generally accepted accounting principles, and (y) to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

        (v) Full Disclosure. Neither the financial statements referred to in Paragraph (d), nor this Agreement, nor the Company's 1988 Annual Report to Shareholders furnished to you in connection with the placement of the Notes, nor any other written statement or document furnished by the Company to you in connection with the negotiation of the sale of the Notes, taken together, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading in light of the circumstances under which they were made. There is no fact known, or which, with reasonable diligence would be known, by the Company which the Company has not disclosed to you in writing which has a material adverse effect on or, so far as the Company can now foresee, will have a material adverse effect on the business, property, operations or condition, financial or otherwise, of the Company and its Subsidiaries, taken as a whole, or the ability of the Company to perform its undertakings under and in respect of this Agreement and the Notes.

        (w) Compliance with Environmental Laws. The Company complies with all applicable Federal, state, or local laws, statutes, rules, regulations or ordinances relating to public health, safety or the environment, including, without limitation, relating to releases, discharges, emissions or disposals to air, water, land or ground water, to the withdrawal or use of ground water, to the use, handling or disposal of polychlorinated biphenyls (PCB's), asbestos or urea formaldehyde, to the treatment, storage, disposal or management of hazardous substances (including, without limitation, petroleum, its derivatives, by-products or other hydrocarbons), to exposure to toxic, hazardous or other controlled, prohibited or regulated substances the failure to comply with which could have a material adverse effect on the Company, its Subsidiaries, their businesses and properties, taken as a whole. Except as to the matters disclosed in Annex III (the resolution of which matters is not anticipated by the Company to have a material adverse effect on the business, property, operations or condition, financial or otherwise, of the Company and its Subsidiaries, taken as a whole), the Company does not know of any liability of the Company or any Subsidiary under the Comprehensive Environmental Response, Compensation and Liability

Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 (42 U.S.C. Section 9601 et seq.).

     Section 3.2. Representations of the Purchaser.

     (a) Purchase for Investment. You represent to the Company that you are purchasing the Notes to be purchased by you hereunder for investment, for your own account or a separate account maintained by you, or both, in each case for investment and with no present intention of distributing such Notes or any part thereof, provided that the disposition of your property shall at all times be and remain within your control.

     (b) Source of Funds; ERISA. The Purchaser represents and warrants that:

          (i) (A) it is an insurance company and a portion of the funds to be used to make its investment hereunder constitutes plan assets allocated to a separate account maintained by it; and

          (B) the names of each employee benefit plan whose assets in such account exceed five percent of the total assets or are expected to exceed five percent of the total assets of such account as of the date of such investment (for the purposes of this Section 3.2(b)(i)(B), all employee benefit plans maintained by the same employer or employee organization are deemed to be a single plan) are set forth in Schedule II hereto; and

          (ii) the remaining portion of the funds used to purchase the Notes does not constitute assets allocated to any separate account maintained by it such that the application of such funds constitutes a "prohibited transaction" under Section 406 of the Employee Retirement Income Security Act of 1974, as amended.

     (c) You acknowledge that the Notes have not been registered under the Securities Act of 1933, as amended, and you understand that the Notes must be held indefinitely unless they are subsequently registered under said Securities Act or an exemption from such registration is available. You have been advised that the Company does not contemplate registering, and is not legally required to register, the Notes under said Securities Act.

SECTION 4. CLOSING CONDITIONS.

     Your obligation to purchase the Notes as herein provided on the Closing Date shall be subject to the performance by the Company of its agreements hereunder, which by the terms hereof are to be performed at or prior to the time of delivery of the Notes, and to the following conditions to be satisfied on or before such Closing Date:

     Section 4.1. Representations and Warranties. The representations and Warranties of the Company contained in this Agreement or otherwise made in writing in connection herewith shall be true and correct on or as of the Closing Date and you shall receive from the Company a Closing Certificate dated such Closing Date, and executed by the Chairman of the Board, the President or any Vice President or Treasurer of the Company to such effect.

     Section 4.2. Legal Opinions. You shall receive from Chapman and Cutler, who are acting as your special counsel in this transaction, and from Smith & Schnacke, counsel for the Company, their respective opinions, dated such Closing Date, in form and substance satisfactory to you and covering substantially the matters set forth or provided in Exhibit B hereto.

     Section 4.3. Events of Default. No event shall have occurred and be continuing on the Closing Date which would constitute an Event of Default, as defined in Section 7.1 hereof, or with notice or lapse of time or both would become such an Event of Default, and the Company shall have delivered to you on the Closing Date a certificate signed by the Chairman of the Board, the President or any Vice President or Treasurer of the Company to such effect.

     Section 4.4. Legality of Investment. Your acquisition of the Notes shall constitute a legal investment as of the Closing Date under the laws and regulations of each jurisdiction to which you may be subject (without resort to any "basket" or "leeway" provision which permits the making of an investment without restriction as to the character of the particular investment being made), and such acquisition shall not subject you to any penalty or other onerous condition in or pursuant to any such law or regulation; and you shall have received such certificates or other evidence as you may reasonably request to establish compliance with this condition.

     Section 4.5. Proceedings and Documents. All proceedings taken in connection with the transactions contemplated by this Agreement, and all documents necessary to the consummation thereof shall be satisfactory in form and substance to you and your special counsel, and you and your special counsel shall have received copies (executed or certified as may be appropriate) of all legal documents or proceedings which you and they may reasonably request in connection with the consummation of said transactions.

     Section 4.6. Waiver of Conditions. If on the Closing Date the Company fails to tender to you the Notes to be Issued to you on such date or if the conditions specified in Sections 4.1 through 4.5 have not been fulfilled, you may thereupon elect to be relieved of all further obligations under this Agreement. Without limiting the foregoing, if the conditions specified in Sections 4.1 through 4.5 have not been fulfilled, you may waive compliance by the Company with any such condition to such extent as you may in your sole discretion determine. Nothing in this Section 4.8 shall operate to relieve the Company of any of its obligations hereunder or to waive any of your rights against the Company.

SECTION 5. INTERPRETATION OF AGREEMENT.

     Section 5.1 Certain Terms Defined. The terms hereinafter set forth when used herein shall have the following meanings:

        "Affiliate" shall mean any Person (other than a Subsidiary) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Company. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

        "Alternative Make Whole Premium Amount" shall mean the Make Whole Premium Amount computed with an Applicable Spread equal to 0.25%.

        "Applicable Spread" is defined in the definitions of "Primary Make Whole Premium Amount" and "Alternative Make Whole Premium Amount".

        "Capitalized Lease" shall mean any lease the obligation for Rentals with respect to which is required to be capitalized on a balance sheet of the lessee in accordance with generally accepted accounting principles.

        "Capitalized Rentals" shall mean as of the date of any determination the amount at which the aggregate Rentals due and to become due under all Capitalized Leases under which the Company or any Subsidiary is a lessee would be reflected as a liability on a consolidated balance sheet of the Company and its Subsidiaries.

        "Cast Products Group" shall have the meaning ascribed thereto in Section 3.1(i) hereof.

        "Consolidated Adjusted Assets" shall mean the amount by which (i) the assets of the Company and its consolidated Subsidiaries exceed (ii) the amount constituting goodwill, trade names, trademarks, patents, organization expense, unamortized debt discount and expense and other similar intangibles acquired or incurred after May 28, 1989, determined in accordance with generally accepted accounting principles, subject to Section 5.2 hereof.

        "Consolidated Adjusted Net Worth" shall mean the amount by which (i) Consolidated Adjusted Assets exceeds (ii) the aggregate of all indebtedness, liabilities and other items of the Company and its consolidated Subsidiaries which, in accordance with generally accepted accounting principles, would be included on the liability side of the consolidated balance sheet of the Company and its Subsidiaries, except capital stock, capital surplus, retained earnings and any other comparable capital accounts, subject to Section 5.2 hereof.

        "Consolidated Current Assets" and "Consolidated Current Liabilities" shall mean such assets and liabilities of the Company and its Subsidiaries on a consolidated basis as shall be determined in accordance with generally accepted accounting principles to constitute current assets and current liabilities, respectively.

        "Consolidated Net Earnings" shall mean the net income of the Company and its Subsidiaries determined in accordance with generally accepted accounting Principles, excluding (i) extraordinary items; and (ii) any equity interest of the Company on the unremitted earnings or any corporation not a Subsidiary.

        "Consolidated Total Capitalization" shall mean the sum of Consolidated Adjusted Net Worth plus Consolidated Funded Debt.

        "Funded Debt" of any Person shall mean (i) all Indebtedness for borrowed money or which has been incurred in connection with the acquisition of assets in each case having a final maturity of one or more than one year from the date of origin thereof (or which is renewable or extendible at the option of the obligor for a period or periods more than one year from the date of origin), including all payments in respect thereof that are required to be made within one year from the date of any determination of Funded Debt, whether or not included in Consolidated Current Liabilities, (ii) all Capitalized Rentals, and (iii) all Guaranties of Funded Debt of others. "Consolidated" when used as a prefix to any Funded Debt shall mean the aggregate amount of all such Funded Debt of the Company and its Subsidiaries on a consolidated basis eliminating intercompany items.

        "Guaranties" by any Person shall mean all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Indebtedness, dividend or other obligation, of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, all Maintenance Agreements (but only to the extent of the maximum liability of the Company thereunder). For the purposes of all computations made under this Agreement, a Guaranty in respect of any Indebtedness for borrowed money shall be deemed to be Indebtedness equal to the principal amount of such Indebtedness for borrowed money which has been guaranteed, and a Guaranty in respect of any other obligation or liability or any dividend shall be deemed to be Indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend.

        "Indebtedness" of any Person shall mean and include all obligations of such Person which in accordance with generally accepted accounting principles shall be classified upon a balance sheet of such Person as liabilities of such Person, and in any event shall include all (i) obligations of such Person for borrowed money or which has been incurred in connection with the acquisition of property or assets, (ii) obligations secured by any lien or other charge upon property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations, (iii) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of property, and (iv) Capitalized Rentals under any Capitalized Lease, but excluding unfunded obligations under the Company's pension plans. For the purpose of computing the "Indebtedness" of any Person, there shall be excluded any particular Indebtedness to the extent that, upon or prior to the maturity thereof, there shall have been deposited with the proper depositary in trust the necessary funds (or evidences of such Indebtedness, if permitted by the Instrument creating such Indebtedness) for the payment, redemption or satisfaction of such Indebtedness; and thereafter such funds and evidences of Indebtedness so deposited shall not be included in any computation of the assets of such Person.

        The Company may exclude from Indebtedness not more than $550,000 in the aggregate of obligations of the Company owing to The First National Bank of Dayton and Star Bank, N.A., Cincinnati under a purchase agreement dated as of December 30, 1986 between the Company and each of said banks, but only to the extent that, (i) in the event that the Company shall be required to make a payment with respect to such obligations, the Company shall be entitled to make a drawing under a letter of credit issued by South Trust Bank of Alabama, N.A., and (ii) the right of the Company to receive amounts with respect to said letter of credit shall not constitute an asset of the Company under generally accepted accounting principles.

        The Company may exclude from Indebtedness letters of credit as required to satisfy workers' compensation bonding requirements.

        "Investment" shall mean any investment made after the date of this Agreement, including but not limited to investments in or advances to Persons and investments in real estate (other than Permitted Investments, Joint Ventures and investments in Subsidiaries or Persons which through such investments become Subsidiaries).

        "Institutional Holder" shall mean any bank, trust company, insurance company, pension fund, mutual fund or other similar financial institution.

        "Joint Venture" shall mean any association with one or more Persons to undertake a commercial or business enterprise.

        "Maintenance Agreement" shall mean any agreement, contingent or otherwise, pursuant to which the Company, with respect to Indebtedness of any Person other than a Subsidiary, obligates itself directly or indirectly (i) to purchase such Indebtedness or any property constituting security therefor; (ii) to advance or supply funds (x) for the purchase or payment of such Indebtedness, or (y) to maintain working capital or any other balance sheet or income statement condition, or otherwise to advance or make available funds for the purchase or payment of such Indebtedness; (iii) to lease property or to purchase securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness of the ability of such Person to make payment of the Indebtedness; or (iv) otherwise to assure (other than through a direct guarantee of such Indebtedness) the owner of such Indebtedness against loss in respect thereof.

        "Make Whole Premium Amount" as at any date a payment thereof is due (the "payment date") in connection with a prepayment under Section 2.2 or 2.3 hereof of the Notes shall mean the excess of (i) the present value as at the payment date of the Prepaid Cash Flows, discounted quarter-annually at an annual rate which is equal to the Treasury Rate plus the Applicable Spread over (ii) the aggregate principal amount of the Notes then to be paid or prepaid. To the extent that the Treasury Rate plus the Applicable Spread at the time of determination of the Make Whole Premium Amount is equal to or higher than 9%, the Make Whole Premium Amount shall be zero. For purposes of any determination of the Make Whole Premium Amount:

          (a) "Prepaid Cash Flows" shall mean, for each date on which a payment of principal or interest, or both, is scheduled to become due on the

     Notes, an amount determined by subtracting (i) the amount of such payment scheduled to become due on such date after giving effect to any prepayment on the date as to which the determination is being made and the application of such prepayment in accordance with the provisions of Section 2.1 from
     (ii) the amount of such payment which would have become due on such date but for such prepayment.

          (b) The applicable "Treasury Rate" means the mean of the yields to maturity of United States Treasury obligations with a constant maturity (as compiled by and published in the United States Federal Reserve Bulletin H.15(519) or its successor publication for each of the two weeks immediately preceding the payment date) most nearly equal to the remaining Weighted Average Life to Maturity of the Prepaid Cash Flows as at the payment date. If no maturity exactly corresponding to such remaining Weighted Average Life to Maturity shall appear therein, yields for the two most closely corresponding published maturities shall be calculated pursuant to the foregoing sentence and the Treasury Rate shall be interpolated from such yields on a straight-line basis (rounding to the nearest month). If such rates shall not have been so published, the Treasury Rate in respect of such determination date shall be calculated pursuant to the next preceding sentence on the basis of the arithmetic mean of the arithmetic means of the secondary market ask rates, as of approximately 3:30 P.M., New York City time, on the last business days of each of the two weeks preceding the payment date, for the actively traded U.S. Treasury security or securities with a maturity or maturities most closely corresponding to such Weighted Average Life to Maturity, as reported by three primary United States Government securities dealers in New York City of national standing selected in good faith by the Company.

          (c) "Weighted Average Life to Maturity" with respect to the Prepaid Cash Flows means, as at the payment date, the number of years obtained by dividing the then Remaining Dollar-years of the Prepaid Cash Flows by the principal amount of the prepayment. The term "Remaining Dollar-years" of the Prepaid Cash Flows means the product obtained by (i) multiplying (A) the principal portion of each Prepaid Cash Flow (including payment at final maturity), by (B) the number of years (calculated to the nearest one-twelfth) between the time of determination and the date of such Prepaid Cash Flow, and (ii) totaling all the products obtained In the computations described in clause (i).

     "Permitted Investments" shall mean (i) direct or indirect obligations of, or obligations unconditionally guaranteed by, the United States of America or an agency thereof maturing within one year from the date of issuance, (ii) commercial paper maturing within 270 days or less from the date of issuance thereof and rated A-1 by Standard & Poor's Corporation or P-1 by Moody's Investors Service, Inc. (or if neither such organization shall rate obligations of such nature at any time, an equivalent rating by any nationally recognized rating organization in the United States), (iii) certificates of deposit or time deposits issued by commercial banks located in the United States, and having capital, surplus and undivided profits aggregating more than $100,000,000 maturing within one year from the date of issuance, (iv) bankers' acceptances and repurchase agreements with commercial banks meeting the requirements set forth in [clause (iii), above, (v) investments made in shares of any money market mutual funds the investments of which are limited to investments described in clauses (i) through (iv), above, (vi) investments in assets which are to be used by the Company or any Subsidiary in the ordinary course of business and (vii) investments of the proceeds of industrial revenue bonds in certificates of deposit not falling within the provisions of clause (iii), above, which are issued by institutions insured by the Federal Deposit Insurance Corporation or the Federal Savings and Loan Insurance Corporation, provided that the proceeds of any issue of industrial revenue bonds so invested and the amount of such investments in any one institution may not exceed $250,000.

        "Person" shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

        "Primary Make Whole Premium Amount" shall mean the Make Whole Premium Amount computed with an Applicable Spread equal to 0.50%.

        "Rentals" shall mean and include all fixed rents (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by the Company or a Subsidiary, as lessee or sublessee under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by the Company or a Subsidiary (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges. Fixed rents under any so-called, "percentage leases" shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues.

        The term "subsidiary" shall mean, as to any particular parent corporation, any corporation of which more than 50% (by number of votes) of the Voting Stock shall be owned by such parent corporation and/or one or more corporations which are themselves subsidiaries of such parent corporation. The term "Subsidiary" shall mean a subsidiary of the Company.

        "Voting Stock" shall mean securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

        "Wholly-owned Subsidiary" shall mean any Subsidiary of which all of the shares of outstanding capital stock (except directors qualifying shares, if any) are owned by the Company and/or one or more Wholly-owned Subsidiaries.

        Terms which are defined in other Sections of this Agreement shall have the meanings specified therein.

        Section 5.2. Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with generally accepted accounting principles in force at the time this Agreement is executed to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement. If an additional minimum liability is recognized on the consolidated balance sheet of the Company pursuant to paragraphs 36 and 37 of the Financial Accounting Standards Board Statement of Financial Accounting Standards No.87 ("SFAS 87"), dated December 1985, for any "defined benefit pension plan" (as therein defined) of the Company or its Subsidiaries (including any such minimum liability of a "defined benefit pension plan" of a newly acquired subsidiary), the offsetting intangible asset shall not be included in intangibles for the purposes of computing Consolidated Total Capitalization, Consolidated Adjusted Assets or Consolidated Adjusted Net Worth if such liability would not have been recognized if all "defined benefit pension plans" of the Company and its Subsidiaries were taken together as a whole. The foregoing sentence relates solely to such liability and offsetting intangible asset as may be recognized upon initial adoption of any part of SFAS 87 by the Company, or, in the case of a newly acquired Subsidiary, at the time of adoption of any part of SFAS 87 for a "defined benefit pension plan" of such Subsidiary, and the amount of such exclusion from intangibles shall be reduced or eliminated as the initial liability and offsetting Intangible asset shall be reduced from time to time or eliminated in the adjustments made at the end of each accounting period in accordance with SFAS 87.

        Section 5.3. Valuation Principles. Except when indicated expressly to the contrary by the use of terms such as "fair value," "fair market value" or "market value," each asset, each liability and each capital item of any person, and any quantity derivable by a computation involving any of such assets, liabilities or capital items, shall be taken at the net book value thereof for all purposes of this Agreement. "Net book value" with respect to any asset, liability or capital item of any Person shall mean the amount at which the same is recorded or, in accordance with generally accepted accounting principles, should have been recorded, in the books of account of such Person, as reduced by any reserves which have been, or in accordance with generally accepted accounting principles should have been, set aside with respect thereto, but in every case (whether or not permitted in accordance with generally accepted accounting principles) without giving effect to any write-up, write-down or write-off (other than any write-down or write-off the entire amount of which was charged to Consolidated Net Income or to a reserve which was a charge to Consolidated Net Income) relating thereto which was made after the date of this Agreement.

        Section 5.4. Direct or Indirect Actions. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.

SECTION 6. COMPANY COVENANTS.

        The Company agrees that, for so long as any amount remains unpaid on any
Note:

        Section 6.1. Corporate Existence. The Company will maintain and preserve, and will cause each Subsidiary to maintain and preserve, its corporate existence and right to carry on its business and duly procure all necessary renewals and extensions thereof and use, and cause each Subsidiary to use, its best efforts to maintain, preserve and renew all of its rights, powers, privileges and franchises which in the opinion of the Board of Directors or senior management of the Company continue to be advantageous to the Company and its Subsidiaries; provided, however, that the corporate existence of the Company or of any Subsidiary may be discontinued as a result of a liquidation or sale of assets or merger in accordance with the provisions of Sections 6.11 or 6.12 hereof.

        Section 6.2. Insurance. The Company will insure and keep insured, and will cause each Subsidiary to insure and keep insured, at all times all of its properties which are of an insurable nature and of the character usually insured by companies operating properties similar to the properties of the Company or each such Subsidiary, against loss or damage by fire and from other causes customarily insured against by similar companies in such amounts as are usually insured against by such companies. The Company will also maintain, and will also cause each Subsidiary to maintain, at all times adequate insurance against loss or damage from such hazards and risks to the person and property of others as are usually insured against by companies operating properties similar to the properties of the Company or each such Subsidiary. All such insurance shall be carried with insurers accorded a rating by A.M. Best Company, Inc. of A:XII or better at the time of the issuance of any such policy; provided, however, that if, during the term of any such insurance policy, the rating accorded the insurer shall be less than A:XII, the Company will, on the date of renewal of any such policy (or, if such change in rating shall occur within 90 days prior to such renewal date, within 90 days of the date of such change in rating), obtain such insurance policy from an insurer so rated. The Company shall furnish you on or prior to the Closing Date a summary of insurance presently in force. Notwithstanding the foregoing, (i) any insurance required to be carried under this Section may be carried with Royal Indemnity Insurance Company so long as said Royal Indemnity Insurance Company shall be included by A.M. Best Company, Inc. in Financial Size Category XI; provided, however, that at all times during which said Royal Indemnity Insurance Company shall be Included in said Financial Size Category XI, it shall have an overall rating by said A.M. Best Company, Inc. of A+; and (ii) the insurance policy or policies carried by the Company and its Subsidiaries on the Closing Date with Admiral Insurance Company may continue to be so carried until the expiration date thereof (without any extensions or renewals thereof after the Closing Date) notwithstanding the fact that said Admiral Insurance Company shall not have a rating by A.M. Best Company, Inc. of A:XII; provided, in the case of this clause (ii), that either (a) no excess or umbrella liability insurance policy carried by the Company or any Subsidiary shall entitle the carrier thereunder to avoid payment of all or any portion of a claim made thereunder by reason of the failure (for any reason) of said Admiral Insurance Company to honor a claim made under any insurance policy issued by it, or (b) the Company shall, on or prior to December 15, 1989, replace all insurance policies maintained by it or any Subsidiary with said Admiral Insurance Company with policies issued by insurers satisfying the requirements of this Section.

        Section 6.3. Taxes, Claims for Labor and Materials. The Company will pay and discharge when due, and will cause each Subsidiary to pay and discharge when due, all taxes, assessments and governmental charges or levies imposed upon it or its property, assets or business, or upon properties leased by it (but only to the extent required to do so by the applicable lease) prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a lien or charge upon its property or assets, provided that neither the Company nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim, the payment of which is being contested in good faith and by proper proceedings that will stay the forfeiture or sale of any property and with respect to which adequate reserves are maintained in accordance with generally accepted accounting principles.

     Section 6.4. Maintenance of Properties. The Company will maintain, preserve and keep, and will cause each Subsidiary to maintain, preserve and keep, its material properties (whether owned in fee or a leasehold interest) in good repair and working order, ordinary wear and tear excepted, and from time to time will make all necessary repairs, replacements, renewals and additions so that at all times the efficiency thereof required for the business of the Company and each Subsidiary shall be maintained.

     Section 6.5. Change in Business. The Company and its Subsidiaries will not, directly or indirectly through any Subsidiary, enter into any business which is substantially different from that presently conducted by them.

     Section 6.6. Consolidated Adjusted Net Worth. The Company will maintain Consolidated Adjusted Net Worth of not less than $68,000,000.

     Section 6.7. Current Ratio. The Company at all times will maintain Consolidated Current Assets of the Company and its Subsidiaries at not less than 175% of Consolidated Current Liabilities of the Company and its Subsidiaries.

     Section 6.8. Limitations on Indebtedness. (a) The Company will not and will not permit any Subsidiary to create, assume or incur or in any manner be or become liable in respect of any Funded Debt, except:

          (i) the Notes;

          (ii) Funded Debt of the Company and its Subsidiaries outstanding as of May 28, 1989 and reflected on the consolidated balance sheet of the Company and its Subsidiaries as at said date; and

          (iii) additional Funded Debt of the Company and its Subsidiaries, provided that the aggregate amount of Funded Debt of the Company and its Subsidiaries outstanding as of any date shall not exceed 60% of Consolidated Total Capitalization as of such date.

     (b) The Company (i) will not permit any Subsidiary to create, assume, incur, guarantee, suffer to exist or otherwise become liable, directly or indirectly, in respect of any Indebtedness described in clauses (i) through (iv) of the definition of "Indebtedness" ("Specified Indebtedness") except (x) Specified Indebtedness owed to the Company, (y) Specified Indebtedness secured by mortgages, pledges, security interests, encumbrances, liens or charges of any kind permitted in Section 6.9 hereof and (z) Unsecured Specified Indebtedness incurred in connection with the issuance of industrial revenue bonds, (ii) will not permit the aggregate Specified Indebtedness of its Subsidiaries, excluding Specified Indebtedness owed to the Company, to exceed 20% of Consolidated Adjusted Net Worth and (iii) will not permit the aggregate of all Specified Indebtedness of Subsidiaries secured by mortgages, pledges, security interests, encumbrances, liens or charges of any kind permitted in Section 6.9 hereof (excluding secured Specified Indebtedness incurred in connection with the issuance of industrial revenue bonds) to exceed 10% of Consolidated Adjusted Net Worth.

     Section 6.9. Limitation on Liens. The Company will not, and will not permit any Subsidiary to, create or incur, or suffer to be incurred or to exist, any mortgage, pledge, security interest, encumbrance, lien or charge of any kind on its or their property or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, or transfer any property for the purpose of subjecting the same to the payment of obligations in priority to the payment of its or their general creditors, or acquire or agree to acquire, or permit any Subsidiary to acquire, any property or assets upon conditional sales agreements or other title retention devices, except:

          (a) liens for property taxes and assessments or governmental charges or levies and liens securing claims or demands of mechanics and materialmen and the like, provided that payment thereof is not at the time required by
     Section 6.3;

          (b) liens of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the Company or a Subsidiary shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured;

          (c) liens, charges, encumbrances and priority claims incidental to the conduct of business or the ownership of properties and assets (including, without limitation, warehousemen's and attorneys' liens and statutory landlords' liens) and deposits, pledges or liens to secure the performance of bids, tenders or trade contracts, security deposits on leases, or to secure statutory obligations, surety or appeal bonds or other liens of like general nature incurred in the ordinary course of business and not in connection with the borrowing of money, provided in each case, the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings;

          (d) survey exceptions or encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which do not in any event materially impair their use in the operation of the business of the Company and its Subsidiaries or materially adversely affect the value of the real property in question;

          (e) mortgages, liens or security interests securing Indebtedness of a Subsidiary to the Company or to another Subsidiary;

          (f) mortgages, conditional sale contracts, security interests or other arrangements for the retention of title (including Capitalized Leases) existing as of May 28, 1989, securing Funded Debt of the Company or any Subsidiary outstanding on such date; and

          (g) mortgages, conditional sale contracts, security interests or other arrangements for the retention of title (including Capitalized Leases) incurred after the date hereof given to secure the payment of the purchase price incurred in connection with the acquisition of fixed assets useful and intended to be used in carrying on the business of the Company or a Subsidiary, including liens existing on such fixed assets at the time of acquisition thereof or at the time of acquisition by the Company or a Subsidiary of any business entity then owning such fixed assets, whether or not such existing liens were given to secure the payment of the purchase price of the fixed assets to which they attach so long as they were not incurred, extended or renewed in contemplation of such acquisition, provided that (i) except in connection with an industrial development bond financing where applicable law shall otherwise require, the lien or charge shall attach solely to the property acquired or purchased, (ii) at the time of acquisition of such fixed assets, the aggregate amount remaining unpaid on all Indebtedness secured by liens on such fixed assets whether or not assumed by the Company or a Subsidiary shall not exceed an amount equal to the lesser of the total purchase price or fair market value at the time of acquisition of such fixed assets (as determined in good faith by the Board of Directors, the Chairman of the Board, the President or the Chief Financial Officer of the Company), (iii) such liens or charges shall arise contemporaneously with, or within 90 days of, the acquisition or completion of construction of such fixed assets, and (iv) all such Indebtedness shall have been incurred within the applicable limitations provided in Section 6.8.

     Section 6.10. Restricted Payments. The Company will not, directly or indirectly, and will not permit any Subsidiary to:

          (a) Declare or pay any dividends, either in cash or property, on any class of the capital stock of the Company (except dividends or stock splits payable solely in common stock of the Company); or

          (b) Purchase, redeem or retire any of the capital stock of the Company or any warrants, rights or options to purchase or acquire any shares of such capital stock; or

          (c) Make any other distribution of assets or property In respect of the capital stock of the Company; or

          (d) Make any Investment; or

          (e) Make any optional prepayment of any subordinated debt (as defined below) of the Company or any Subsidiary; or

          (f) Make an excess contribution to a Joint Venture (the term "excess contribution" for purposes hereof being deemed to be the amount by which
     (i) any capital or other contribution, loan or advance other than by way of a guarantee or pursuant to a Maintenance Agreement to a Joint Venture created or entered into after March 3, 1986 plus (ii) the then outstanding capital or other contributions, loans and advances of the Company and its Subsidiaries to all Joint Ventures created or entered into after March 3, 1986, exceeds 10% of Consolidated Total Capitalization at the time of making such contribution);

     (the foregoing being hereinafter collectively referred to as "Restricted Payments") if, after giving effect thereto, the aggregate amount of all Restricted Payments made during the period from and after March 3, 1986, to and including the date of the making of the Restricted Payment in question, would exceed the sum of:

               (i) $5,000,000, plus

               (ii) 100% of the Consolidated Net Earnings for such period (computed on a cumulative basis for the entire period from March 3, 1986), plus

               (iii) The aggregate net cash consideration received by the Company from the sale after March 3, 1986 of any shares of its capital stock or warrants to acquire shares of its capital stock or any Indebtedness that is converted into shares of its capital stock or the value of capital stock issued in conjunction with the Company's acquisition of other businesses, not to exceed the cost basis of the tangible assets acquired, plus

               (iv) The net cash proceeds from the sale, repayment or liquidation of any Investment made after March 3, 1986 but only to the extent such proceeds represent a return of capital invested in such Investment.

For purposes of this Section, (x) the amount of any Restricted Payment which is payable or distributable in property other than cash or shares of capital stock of the Company shall be deemed to be the greater of the book value or fair market value (as determined in good faith by the Board of Directors, the Chairman of the Board, the President or the Chief Financial Officer of the Company) of such property as of the date of the declaration or payment of such Restricted Payment, (y) "subordinated debt" means any Indebtedness which by its terms, or by operation of law, is subordinate, with respect to any security therefor and with respect to right of payment, to the Notes, and (z) stock repurchases totaling up to $12,000,000 which are made on or prior to August 31, 1990 out of the proceeds of the sale of the Company's Cast Products Group described in Section 3.1(i) hereof shall not be included in "Restricted Payments".

        Section 6.11. Sale of Assets. The Company will not, and will not permit any Subsidiary to, sell, lease, transfer or otherwise dispose of (collectively a "Disposition") any asset, other than in the ordinary course of business, to any Person, other than the Company or any Wholly-owned Subsidiary, if the book value of such assets (i) when added to the book value of all other assets sold, leased, transferred or otherwise disposed of (other than in the ordinary course of business or to the Company or any Wholly-owned Subsidiary) by the Company and its Subsidiaries during the same fiscal year, exceeds 10% of Consolidated Adjusted Assets, determined as of the end of the immediately preceding fiscal year or (ii) when added to the book value of all other assets sold, leased, transferred or otherwise disposed of (other than in the ordinary course of business or to the Company or any Wholly-owned Subsidiary) by the Company and its Subsidiaries from August 31, 1989 through the date of such sale, lease or other disposition, exceeds 25% of Consolidated Adjusted Assets, determined as of the end of the immediately preceding fiscal year. Notwithstanding the foregoing,
(a) the book value of the assets sold, leased, transferred or otherwise disposed of in connection with any Disposition shall not be required to be included in the foregoing computations to the extent that the Company shall, within one year after such Disposition, invest, or cause a subsidiary to invest, the net proceeds thereof in other property useful and to be used in the business of the Company and its Subsidiaries (whether new, additional or replacement property but excluding property purchased as part of regular upkeep and maintenance), (b) the Company or any such Subsidiary may make a Disposition if such Disposition is effected under or pursuant to (x) any law or governmental regulations, decree or order of any applicable court, government or governmental body having power of eminent domain requiring such Disposition,
(y) a threat of expropriation, condemnation, involuntary sale, or divestiture of such asset by any applicable government or governmental body having power of eminent domain, or (z) any agreement with a government or a political subdivision, agency or instrumentality thereof, provided, however, that the book value of assets permitted to be disposed of pursuant to this clause (b) shall be included in all future computations in respect of the fiscal year of such Disposition under this Section 6.11 unless the proceeds of such Disposition shall be invested within one year after such Disposition in the manner described in clause (a), above, and (c) the book value of the assets sold, leased, transferred or otherwise disposed of in connection with (x) the Disposition of the Cast Products Group (which Disposition is more fully described in Section 3.1(i) hereof and (y) the Dispositions of the Company's facilities located on the Closing Date in Columbia, Louisiana and Meridian, Mississippi, which Dispositions are more fully described in Section 3.1(t) hereof, shall not be required to be included in the foregoing computation; provided, however, that provisions of this clause (c) shall apply to the Dispositions described in clause (y) hereof only to the extent that such Dispositions shall be consummated on or prior to December 31, 1989.

        The Company shall promptly notify each holder of Notes when either (i) the aggregate book value of assets sold, leased, transferred or otherwise disposed of by the Company and its Subsidiaries (other than in the ordinary course of business or to the Company or any Wholly-owned Subsidiary) in any fiscal year exceeds 10% of Consolidated Adjusted Assets, determined as of the end of the immediately preceding fiscal year or (ii) the aggregate book value of assets sold, leased, transferred or otherwise disposed of by the Company and its Subsidiaries (other than in the ordinary course of business or to the Company or any Wholly-owned Subsidiary) from August 31, 1989 through the date of such sale, lease or other disposition exceeds 25% of Consolidated Adjusted Assets, determined as of the end of the immediately preceding fiscal year.

        Notwithstanding the foregoing, if any Disposition involves shares or Indebtedness of a Subsidiary, the Company will not, and will not permit any Subsidiary to, make such Disposition unless such Disposition would be permitted by Section 6.13.

        Section 6.12. Merger. The Company will not, and will not permit any Subsidiary to, merge or consolidate with any other Person, except that:

          (a) The Company may merge into any Person, or permit any other Person to merge into it, provided that immediately after giving effect thereto, the Company shall be the successor corporation and shall be in compliance with all Provisions of this Agreement; and

          (b) any Subsidiary may (i) merge Into the Company or a Wholly-owned Subsidiary or (ii) consolidate or merge with any Person other than the Company or a Subsidiary, provided that (x) such Subsidiary is the successor corporation or (y) if such Subsidiary is not the successor corporation, either (A) the Company's entire equity interest in such Subsidiary is disposed of and no Indebtedness shall be owed by the Company to such Subsidiary or its successor or (B) the successor corporation becomes a Subsidiary as a result of such consolidation or merger, provided that in any of such events the Company immediately thereafter shall be in compliance with all of the provisions of this Agreement.

     Section 6.13. Disposition of Stock of Subsidiaries. The Company will not, and will not permit any Subsidiary to, issue, sell or transfer the capital stock of a Subsidiary if such issuance, sale or transfer would cause it to cease to be a Subsidiary unless all shares of such capital stock of such Subsidiary and all Indebtedness of such Subsidiary owned by the Company and by every other Subsidiary shall simultaneously be sold, transferred or otherwise disposed of and such sale would not be prohibited under Section 6.11 and provided further that such Subsidiary does not own any shares of stock or Indebtedness of another Subsidiary.

     Section 6.14. Maintenance of Records. The Company will keep, and will cause each Subsidiary to keep, at all times proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to the business and affairs of the Company or such Subsidiary, in accordance with generally accepted accounting principles consistently applied throughout the period involved (except for such changes as are disclosed in such financial statements or in the notes thereto and concurred in by the independent certified public accountants), and the Company will, and will cause each Subsidiary to, provide reasonable protection against loss or damage to such books of record and account.

     Section 6.15. Financial Information and Reports. The Company will furnish to you and to any other Institutional Holder (in duplicate if you or such other holder so request), the following:

          (a) As soon as available and in any event within 45 days after the end of each of the first three quarterly accounting periods of each fiscal year of the Company:

               (1) consolidated balance sheets of the Company and its Subsidiaries as of the close of such quarter setting forth in comparative form the amount for the corresponding period of the preceding fiscal year,

               (2) consolidated statements of income and retained earnings of the Company and its Subsidiaries for such quarterly period, setting forth in comparative form the amount for the corresponding period of the preceding fiscal year, and

               (3) consolidated statements of cash flows of the Company and its Subsidiaries for the portion of the fiscal year ending with such quarter, setting forth in comparative form the amount for the corresponding period of the preceding fiscal year, all in reasonable detail prepared in accordance with generally accepted accounting principles consistently applied throughout the period involved (except for such changes as are disclosed in such financial statements or in the notes thereto and concurred in by the independent certified public accountants) and certified by the chief financial officer of the Company
     (i) outlining the basis of presentation, and (ii) stating that the information presented in such statements fairly presents the financial condition of the Company and its Subsidiaries and the results of operations for the period, subject to year-end audit adjustments;

          (b) As soon as available and in any event within 90 days after the last day of each fiscal year of the Company:

               (1) consolidated balance sheets of the Company and its Subsidiaries as of the close of such fiscal year, and

               (2) consolidated statements of income and retained earnings and cash flows of the Company and its Subsidiaries for such fiscal year,

     all in reasonable detail, prepared in accordance with generally accepted accounting principles consistently applied throughout the period involved (except for changes as are disclosed in such financial statements or in the notes thereto and concurred in by the independent certified public accountants) and accompanied by a report of a firm of independent public accountants of recognized national standing selected by the Company;

          (c) Together with the financial reports delivered pursuant to Paragraphs (a) and (b) of this Section 6.15, a certificate of the chief financial officer, (i) to the effect that the signer thereof has re-examined the terms and provisions of this Agreement and that, to the best of his knowledge, at the date of said certificate, during the periods covered by such financial reports and as of the end of such periods, no Event of Default, or event which, with the lapse of time or the giving of notice, or both, would become an Event of Default hereunder, occurred as of the date of such statement or during such periods, or if the signer is aware of any such event or Event of Default, he shall disclose in such statement the nature thereof, its period of existence and what action, If any, the Company has taken or proposes to take with respect thereto, and
     (ii) stating whether the Company is in compliance with Sections 6.6, 6.7, 6.8, 6.9 and 6.10 and setting forth, in sufficient detail, the information and computations required to establish whether or not the Company was in compliance with the requirements of Sections 6.6, 6.7, 6.8, 6.10 and 6.11 during the periods covered by the financial reports then being furnished and as of the end of such fiscal period;

          (d) Together with the financial reports delivered pursuant to Paragraph (b) of this Section 6.15, a certificate of the independent public accountants stating that in making the examination necessary for expressing an opinion on such financial statements, nothing came to their attention that caused them to believe that there is in existence or has occurred any Event of Default hereunder, or any event (the occurrence of which is ascertainable by accountants in the course of normal audit procedures) which, with the lapse of time or the giving of notice, or both, would become an Event of Default hereunder or, if such accountants shall have obtained knowledge of any such event or Event of Default, they shall disclose in such certificate the nature thereof and the length of time it has existed;

          (e) Within 5 days after the Company obtains knowledge thereof, notice of any litigation or governmental proceeding pending against the Company or any Subsidiary which might materially adversely affect the business, operations or condition, financial or otherwise, of the Company or any of its Subsidiaries;

          (f) As soon as available, copies of such financial statements, notices, reports and proxy statements as the Company shall furnish to its shareholders; copies of all registration statements and periodic reports which the Company may file with the Securities and Exchange Commission, and any other similar or successor agency of the Federal government administering the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or the Trust Indenture Act of 1939, as amended (other than any registration statements filed on Form S-8 and relating solely to employee benefit plans operated by the Company or any Subsidiary); and copies of all reports relating to the Company or its securities which the Company may file with any securities exchange on which any of the Company's securities may be registered;

          (g) As soon as available, a copy of each other report submitted to the Company or any Subsidiary by independent accountants retained by the Company or any Subsidiary in connection with any interim or special audit made by them of the books of the Company or any Subsidiary; and

          (h) Such additional information as you or such other Institutional Holder of the Notes may reasonably request concerning the Company and its Subsidiaries.

     Section 6.16. Inspection of Properties and Records. The Company will allow, and will cause each Subsidiary to allow, any representative of you or any other Institutional Holder, so long as you or such other Institutional Holder shall hold any Note, to visit and inspect any of its properties, to examine its books of record and account and to discuss its affairs, finances and accounts with its officers and its public accountants (and by this provision the Company and each Subsidiary hereby authorize such accountants to discuss with you or such Institutional Holder its affairs, finances and accounts), all at such reasonable times and as often as you or such Institutional Holder may reasonably request.

     With respect to the financial statements or other information delivered pursuant to Section 6.15 hereof or this Section 6.16 and any other information heretofore obtained by you or obtained by you or any other Institutional Holder with respect to the Company or any of its Subsidiaries as a result of any examination or discussion contemplated under this Section 6.16 hereof, you and any such other Institutional Holder agree that, to the extent that such Information therein contained has not theretofore otherwise been disclosed by or as authorized by the Company in such a manner as to render such information no longer confidential or to the extent that such information has otherwise become publicly available, you and such other

Institutional Holder will use your best efforts to reasonably maintain the confidential nature of the information therein contained in accordance with standards generally adhered to in the private placement industry; provided, that anything herein contained to the contrary notwithstanding, you or such other Institutional Holder may disclose or disseminate such information to: (a) your employees, agents, attorneys, consultants and accountants in the course of the performance of their duties, (b) such third parties as you may, in your discretion (which you agree shall be exercised in a manner consistent with standards generally adhered to in the private placement industry), deem reasonably necessary or desirable in connection with or in response to (i) compliance with any law, ordinance or governmental order, regulation, rule, policy, subpoena, investigation, or regulatory authority request, or (ii) any order, decree, judgment, subpoena, notice of discovery or similar ruling or pleading issued, filed, served or purported on its face to be issued, filed or served (x) by or under authority of any court, tribunal, arbitration board of any governmental or industry agency, commission, authority, board or similar entity or (y) in connection with any proceeding, case or matter pending (or on its face purported to be pending) before any court, tribunal, arbitration board or any governmental agency, commission, authority, board or similar entity; (c) any prospective purchaser, securities broker or dealer or investment banker in connection with the resale or proposed resale by you or such other Institutional Holder of any portion of the Notes and who shall agree to accept such information subject to the provisions of this Section 6.16; (d) any Person holding your debt or equity Securities who for good cause and a proper purpose shall have requested to inspect such information in its capacity as a holder of such Securities who shall agree to accept such information subject to the provisions of this Section 6.16; (e) the National Association of Insurance Commissioners; (f) any entity utilizing such information to rate or classify your debt or equity Securities; and (g) any Person owning a limited partnership interest in you or the members of any board acting in an advisory capacity to you and who shall agree to accept such information subject to the provisions of this Section 6.16; and, provided further, that you shall not be liable to the Company or any other Person for damages for any failure by you to comply with the provisions of this Section 6.16;

        Section 6.17. Dealings with Affiliates. The Company will not, and will not permit any Subsidiary to, enter into any transaction (including the furnishing of goods or services) with an Affiliate except in the ordinary course of business as presently conducted and on terms and conditions no less favorable to the Company or such Subsidiary than would be obtained in a comparable arm's-length transaction with a Person not an Affiliate.

        Section 6.18. ERISA. (a) The Company agrees that the actuarial valuation of employee benefits, both vested and unvested, under any Plan of the Company or any Subsidiary, will be based on assumptions and methods represented in writing on an annual basis by execution of a Schedule B to the Form 5500 Series annual financial report as being reasonable by the "enrolled actuary" (as defined in Title I of ERISA) for each such Plan and that each such Plan will comply in all material respects with ERISA and other applicable laws or will be brought into compliance within applicable remedial amendment periods.

        (b) The Company will not at any time permit any Plan maintained by it or by any Subsidiary or "affiliate" (as defined in Section 407(d)(7) of ERISA) to:

          (i) engage in any "prohibited transaction" as such term is defined in
     Section 4975 of the Code or in Section 406 of ERISA;

          (ii) incur any "accumulated funding deficiency" as such term is defined in Section 302 of ERISA, whether or not waived; or

          (iii) be terminated under circumstances which are likely to result in the imposition of a lien on the property of the Company or any Subsidiary pursuant to Section 4068 of ERISA, if and to the extent such termination is within the control of the Company;

if the event or condition described in (i), (ii) or (iii) above is likely to subject the Company or any Subsidiary or "affiliate" to a liability which, in the aggregate, is material in relation to the business, operations, property or condition, financial or otherwise, of the Company and its Subsidiaries, taken as a whole.

     (c) Upon the request of you or any other Institutional Holder, the Company will furnish a copy of the annual report of each Plan (Form 5500) required to be filed with the Internal Revenue Service. Copies of annual reports shall be delivered no later than 30 days after the later of the date such report has been filed with the Internal Revenue Service or the date the copy is requested.

     Section 6.19. Compliance with Laws. The Company will comply, and will cause each of its Subsidiaries to comply, with all laws, rules and regulations relating to their respective businesses, other than laws, rules and regulations the failure to comply with which and the sanctions and penalties resulting therefrom, when taken together with the failure to comply with all other laws, rules and regulations and the sanctions and penalties resulting therefrom, would not have a material adverse effect on the operations, business, property, assets or condition, financial or otherwise, of the Company and its Subsidiaries, taken as a whole, or would not result in the creation of a lien which, if incurred in the ordinary course of business, would not be permitted by Section 6.9(a) on any of the property of the Company or any Subsidiary; provided, however, that the Company and its Subsidiaries shall not be required to comply with laws, rules and regulations the validity or applicability of which are being contested in good faith and by appropriate proceedings.

     Section 6.20. Consolidated Tax Returns. The Company will not file, or consent to the filing of, any consolidated Federal income tax return with any Person other than a Subsidiary, except to the extent that the Company is required under the Internal Revenue Code to do otherwise.

     Section 6.21. Acquisition of Notes. The Company will forthwith cancel any Notes in any manner or at any time acquired by the Company or any Subsidiary or Affiliate and such Notes shall not be deemed to be outstanding for any of the purposes of this Agreement or the Notes.

SECTION 7. EVENTS OF DEFAULT AND REMEDIES THEREFOR.

     Section 7.1. Nature of Events. An "Event of Default" shall exist in case any one or more of the following occurs and is continuing:

          (a) Default in the payment of interest when the same shall have become due on any of the Notes and such default shall continue five days;

          (b) Default in the making of any required prepayment on any of the Notes as required or contemplated in Section 2.1;

          (c) Default in the payment of the principal of any of the Notes or the premium thereon, if any, at maturity, upon acceleration of maturity or at any date fixed in any notice for prepayment;

          (d) Default shall occur (i) in the payment of the principal of or interest on any other indebtedness, as and when the same shall become due and payable, of the Company or any Subsidiary for borrowed money, provided the principal amount of such indebtedness at the time of such default exceeds $3,000,000, (ii) under any mortgage, agreement or other instrument under or pursuant to which such indebtedness for borrowed money (the principal amount of which at the time of default exceeds $3,000,000) is issued, or (iii) under any Capitalized Lease, or any operating lease the remaining rentals of which at the time of default exceed $3,000,000, regardless of whether such default would be an Event of Default hereunder, and such default under (i), (ii) or (iii) above shall continue, unless waived, beyond the period of grace, if any, allowed with respect thereto;

          (e) Default shall occur in the observance or performance of any of the covenants or conditions contained in Section 6.18, Section 6.20 or Sections
     6.5 through 6.13 which is not remedied within 10 days;

          (f) Default shall occur under any other covenant or provision of this Agreement which is not remedied within 30 days after written notice thereof to the Company by the holder of any of the Notes;

          (g) Any representation or warranty made by the Company herein, or made by the Company in any written statement or certificate furnished by the Company in connection with the issuance and sale of the Notes or furnished by the Company pursuant hereto, proves incorrect in any material respect as of the date of the issuance or making thereof;

          (h) Any judgment, writ or warrant of attachment on or any similar process in an aggregate amount in excess of $5,000,000 shall be entered or filed against the Company or any Subsidiary or against any property or assets of either and remain unpaid, unvacated, unbonded or unstayed (through appeal or otherwise) for a period of 45 days after the Company receives notice thereof;

          (i) The Company shall incur a "Distress Termination" (as defined in Title IV of ERISA) of any Plan or any trust created thereunder which results in material liability to the PBGC, the PBGC shall institute proceedings to terminate any Plan or any trust created thereunder, or a trustee shall be appointed by a United States District Court pursuant to Section 4042(b) of ERISA to administer any Plan or any trust created thereunder;

          (j) The Company or any Subsidiary shall be in financial difficulties as evidenced

               (i) by its generally not paying its debts as they become due or its admitting in writing its inability to pay its debts generally as they become due;

               (ii) by its filing a petition in bankruptcy or for reorganization or for the adoption of an arrangement under the Federal Bankruptcy Act, or any similar applicable bankruptcy or insolvency law, as now or in the future amended (herein collectively called "Bankruptcy Laws"), or an answer or other pleading admitting or failing to deny the material allegations of such a petition or seeking, consenting to or acquiescing in relief provided for under the Bankruptcy Laws;

               (iii) by making an assignment of all or a substantial part of its property for the benefit of its creditors;

               (iv) by seeking or consenting to or acquiescing in the appointment of a receiver, liquidator, custodian or trustee of it or for all or a substantial part of its property;

               (v) by being finally adjudicated a bankrupt or insolvent;

               (vi) by the entry of a court order, which shall not be vacated, set aside or stayed within 60 days from the date of entry, appointing a receiver, liquidator, custodian or trustee of it or for all or a substantial part of its property, or approving a petition filed against it for, or effecting an arrangement in, bankruptcy or for a reorganization pursuant to the Bankruptcy Laws or for any other judicial modification or alteration of the rights of creditors; or

               (vii) by the assumption of custody or sequestration by a court of competent jurisdiction of all or a substantial part of its property, which custody or sequestration shall not be suspended or terminated within 60 days from its inception.

     Section 7.2. Remedies on Default. When (i) any Event of Default described in Section 7.1 hereof, except Paragraphs (a), (b) and (c) thereof, has happened and is continuing, the holder or holders of at least 25% in principal amount of the Notes then outstanding may, and when (ii) any Event of Default described in Paragraphs (a), (b) and (c) of Section 7.1 hereof has happened and is continuing, any holder may (in addition to any other right, power or remedy permitted to such holder or holders by law) declare the entire principal and all interest accrued on all the Notes then outstanding to be, and such Notes shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived. The Company will forthwith pay to the holder or holders of all the Notes then outstanding the entire principal of and interest accrued on such Notes.

        The Company agrees to pay to each holder of the Notes then outstanding all reasonable costs and expenses incurred by it in the collection or enforcement of any such Notes, including reasonable compensation to such holder's attorneys for all services rendered in connection therewith to the extent permitted by law.

        Section 7.3. Annulment of Acceleration of Notes. The provisions of the foregoing Section 7.2 are subject to the condition that if the principal of and accrued interest on the Notes have been declared immediately due and payable by reason of the occurrence of any Event of Default, the holder or holders of 66-2/3% in aggregate principal amount of the Notes then outstanding may, by written instrument filed with the Company, rescind and annul such declaration and the consequences thereof, provided that (i) at the time such declaration is annulled and rescinded no judgment or decree has been entered for the payment of any monies due pursuant to the Notes or this Agreement, (ii) all arrears of interest upon all the Notes and all other sums payable under the Notes and under this Agreement (except any principal, interest or premium on the Notes which has become due and payable solely by reason of such declaration under Section 7.2) shall have been duly paid and (iii) each and every other Event of Default shall have been cured or waived, and provided further, that no such rescission and annulment shall extend to or affect any subsequent default or Event of Default or impair any right consequent thereto.

        Section 7.4. Other Remedies. If any Event of Default shall be continuing, any holder of Notes may enforce its rights by suit in equity, by action at law, or by any other appropriate proceedings, whether for the specific performance (to the extent permitted by law) of any covenant or agreement contained in this Agreement or in the Notes or in aid of the exercise of any power granted in this Agreement, and may enforce the payment of any Note held by such holder and any of its other legal or equitable rights.

        Section 7.5. Conduct No Waiver. No course of dealing on the part of any holder of Notes, nor any delay or failure on the part of any holder of Notes to exercise any of its rights, shall operate as a waiver of such right or otherwise prejudice such holder's rights, powers and remedies.

        Section 7.6. Remedies Cumulative. No right or remedy conferred upon or reserved to any holder of Notes under this Agreement is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right or remedy given hereunder or now or hereafter existing under any applicable law. Every right and remedy given by this Agreement or by applicable law to any holder of Notes may be exercised from time to time and as often as may be deemed expedient by such holder, as the case may be.

        Section 7.7. Notice of Default. With respect to Events of Default or claimed defaults, the Company will give the following notices:

          (a) The Company promptly, but in any event within 5 days, will furnish to each holder of Notes notice in writing by registered mail, return receipt requested, of the occurrence of an Event of Default or an event which, with the lapse of time or the giving of notice, or both, would become an Event of Default. Such notice shall specify the nature of such default, the period of existence thereof and what action the Company has taken or is taking or proposes to take with respect thereto.

          (b) If the holder of any Note or of any other evidence of indebtedness of the Company or any Subsidiary gives any notice or takes any other action with respect to a claimed default, the Company will forthwith give written notice thereof to each holder of the then outstanding Notes, describing the notice or action and the nature of the claimed default.

SECTION 8. AMENDMENTS, WAIVERS AND CONSENTS.

        Section 8.1. Matters Subject to Modification. Any term, covenant, agreement or condition of this Agreement may, with the consent of the Company, be amended, or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), if the Company shall have obtained the consent in writing of the holder or holders of at least 66-2/3% in aggregate principal amount of outstanding Notes; provided, however, that without the written consent of the holder or holders of all of the Notes then outstanding, no such waiver, modification, alteration or amendment shall be effective which will (a) extend the time or decrease the amount of payment (including any required prepayment) of the principal of or the interest on any Note, (b) reduce the principal amount thereof or the premium, if any, or reduce the rate of interest thereon, (c) change any provision of any instrument affecting the preferences between holders of the Notes or between holders of the Notes and other creditors of the Company, or (d) change any of the provisions of
Section 7.1, Section 7.2, Section 7.3 or this Section 8.

        For the purpose of determining whether holders of the requisite principal amount of Notes have made or concurred in any waiver, consent, approval, notice or other communication under this Agreement, Notes held in the name of, or owned beneficially by, the Company, any Subsidiary or any Affiliate of any thereof, shall not be deemed outstanding.

        Section 8.2. Solicitation of Holders of Notes. The Company will not solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of this Agreement or the Notes unless each holder of the Notes (irrespective of the amount of Notes then owned by it) shall concurrently be informed thereof by the Company and shall be afforded the opportunity of considering the same and shall be supplied by the Company with sufficient Information to enable it to make an informed decision with respect thereto. Executed or true and correct copies of any waiver or consent effected pursuant to the provisions of this Section 8 shall be delivered by the Company to each holder of outstanding Notes forthwith following the date on which the same shall have been executed and delivered by the holder or holders of the requisite percentage of outstanding Notes. The Company will not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any holder of the Notes as consideration for or as an inducement to the entering into by any holder of the Notes of any waiver or amendment of any of the terms and provisions of this Agreement unless such remuneration is concurrently paid, on the same terms, ratably to each holder of the then outstanding Notes.

        Section 8.3. Binding Effect. Any such amendment or waiver shall apply equally to all the holders of the Notes and shall be binding upon them, upon each future holder of any Note and upon the Company whether or not such Note shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right related thereto.

SECTION 9. FORM OF NOTES, REGISTRATION, TRANSFER, EXCHANGE AND REPLACEMENT.

        Section 9.1. Form of Notes. The Notes initially delivered under this Agreement will be in the form of fully registered Notes in the form attached hereto as Exhibit A. The Notes are issuable only in fully registered form and in denominations of $500,000 and any whole multiples of $100,000 greater than $500,000 (or the remaining outstanding balance thereof, if less than $500,000).

        Section 9.2. Note Register. The Company shall cause to be kept at its principal office a register (the "Note Register") for the registration and transfer of the Notes. The names and addresses of the holders of Notes, the transfer thereof and the names and addresses of the transferees of the Notes shall be registered in the Note Register. The Company may deem and treat the person in whose name a Note is so registered as the holder and owner thereof for all purposes and shall not be affected by any notice to the contrary, until due presentment of such Note for registration of transfer as provided in this
Section 9.

        Section 9.3. Issuance of New Notes upon Exchange or Transfer. Upon surrender for exchange or registration of transfer of any Note at the office of the Company designated for notices in accordance with Section 10.2, the Company shall execute and deliver, at its expense, one or more new Notes of any authorized denominations requested by the holder of the surrendered Note, each dated the date to which interest has been paid on the Notes so surrendered (or, if no interest has been paid, the date of such surrendered Note), but in the same aggregate unpaid principal amount as such surrendered Note, and registered in the name of such person or persons as shall be designated in writing by such holder. Every Note surrendered for registration of transfer shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the holder of such Note or by his attorney duly authorized in writing. The Company may condition its issuance of any new Note or Notes in connection with a transfer by any Person on compliance with Section 3.2 by any transferee of the Notes, by Institutional Holders on compliance with Section 2.5 and on the payment to it of a sum sufficient to cover any stamp tax or other governmental charge imposed in respect of such transfer.

        Section 9.4. Replacement of Notes. Upon receipt of evidence satisfactory to the Company of the loss, theft, mutilation or destruction of any Note, and in the case of any such loss, theft or destruction upon delivery of a bond of indemnity in such form and amount as shall be reasonably satisfactory to the Company or in the event of such mutilation upon surrender and cancellation of the Note, the Company, without charge to the holder thereof, will make and deliver a new Note, of like tenor in lieu of such lost, stolen, destroyed or mutilated Note. If any such lost, stolen or destroyed Note is owned by you or any other Institutional Holder (whose credit is satisfactory to the Company), then the affidavit of an authorized officer of such owner setting forth the fact of loss, theft or destruction and of its ownership of the Note at the time of such loss, theft or destruction shall be accepted as satisfactory evidence thereof, and no further indemnity shall be required as a condition to the execution and delivery of a new Note, other than a written agreement of such owner (in form reasonably satisfactory to the Company) to indemnify the Company.

SECTION 10. MISCELLANEOUS.

        Section 10.1. Expenses. Whether or not the purchase of Notes herein contemplated shall be consummated, the Company agrees to pay directly all reasonable expenses in connection with the preparation, execution and delivery of this Agreement and the transactions contemplated hereby, including, but not limited to, reasonable out-of-pocket expenses, the charges and disbursements of special counsel, which shall be payable on the Closing Date, photocopying and printing costs and charges for shipping the Notes, adequately insured, to you at your home office or at such other address as you may designate, and all similar expenses relating to any amendment, waivers or consents in connection with this Agreement or the Notes. The Company also agrees that it will pay and save you harmless against any and all liability with respect to stamp and other documentary taxes, if any, which may be payable, or which may be determined to be payable in connection with the execution and delivery of this Agreement or the Notes (but not in connection with a transfer of any Notes), whether or not any Notes are then outstanding. The obligations of the Company under this
Section 10.1 shall survive the retirement of the Notes.

        Section 10.2. Notices. Except as otherwise expressly provided herein all communications provided for hereunder shall be in writing and delivered or sent by registered or certified mail, return receipt requested, or by overnight courier (i) if to you, addressed as this Agreement is addressed or to such other address as you may in writing designate, (ii) if to any other holder of the Notes, to such address as the holder may designate in writing to the Company, and (iii) if to the Company, Amcast Industrial Corporation, 3931 S. Dixie Avenue, P.O. Box 98, Dayton, Ohio 45401, Attention: Treasurer, or to such other address as the Company may in writing designate.

        Section 10.3. Reproduction of Documents. This Agreement and all documents relating thereto, including, without limitation (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by you at the closing of the purchase of the Notes (except the Notes themselves), and
(c) financial statements, certificates and other information previously or hereafter furnished to you, may be reproduced by you by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process, and you may destroy any original document so reproduced. The Company agrees and stipulates that any such reproduction which is legible shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence; provided that nothing herein contained shall preclude the Company from objecting to the admission of any reproduction on the basis that such reproduction is not accurate, has been altered, is otherwise incomplete or is otherwise inadmissible.

     Section 10.4. Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

     Section 10.5. Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio. No provision of this Agreement may be waived, changed or modified, or the discharge thereof acknowledged, orally, except only by an agreement in writing signed by the party against whom the enforcement of any waiver, change, modification or discharge is sought.

     Section 10.6. Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     Section 10.7. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart or reproduction thereof permitted by Section 10.3.

     Section 10.8. Reliance on and Survival of Provisions. All covenants, representations and warranties made by the Company herein and in any certificates delivered pursuant hereto, whether or not in connection with a closing, (i) shall be deemed to have been relied upon by you, notwithstanding any investigation heretofore or hereafter made by you or on your behalf and (ii) shall survive the delivery of this Agreement and the Notes.

     Section 10.9. Integration and Severability. This Agreement embodies the entire agreement and understanding between you and the Company, and supersedes all prior agreements and understandings relating to the subject matter hereof. In case any one or more of the provisions contained in this Agreement or in any Note, or application thereof, shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein, and any other application thereof, shall not in any way be affected or impaired thereby.

     IN WITNESS WHEREOF, the Company and the Purchaser have caused this Agreement to be executed and delivered by their respective officer or officers thereunto duly authorized.



                               AMCAST INDUSTRIAL CORPORATION

                               By /s/ Michael R. Higgins
                                 ------------------------------------
                                 Title Treasurer

                               [SEAL]

                               PRINCIPAL MUTUAL LIFE INSURANCE

                               COMPANY

                               By /s/ Fredrick A. Bell
                                 ------------------------------------
                                 Title Assistant Director
                                       Securities Investment


                               By /s/ Warren Shank
                                 ------------------------------------
                                       Title COUNSEL